EX-99.B-77(D)(g)

SUB-ITEM 77(D)(g): Other Investment Policy Set Forth in the Registrant's Charter, By-laws, or Prospectus:

Investment in debt securities:

Each of Waddell & Reed Advisors Accumulative Fund, Waddell & Reed Advisors Continental Income Fund, Waddell & Reed Advisors Core Investment Fund, Waddell & Reed Advisors International Growth Fund, Waddell & Reed Advisors New Concepts Fund, Waddell & Reed Advisors Small Cap Fund, Waddell & Reed Advisors Tax-Managed Equity Fund, Waddell & Reed Advisors Value Fund, and Waddell & Reed Advisors Vanguard Fund does not currently intend to invest in non-investment grade debt securities if, as a result of such investment, more than 5% of its total assets would consist of such investments. Waddell & Reed Advisors Science and Technology Fund may not invest more than 20% of its total assets in non-investment grade debt securities.

The Board considered and approved the following changes regarding Investment Restrictions for various Advisors Funds:

Waddell & Reed Advisors Asset Strategy Fund

Existing Operating Policy: The Fund will not purchase any security while borrowings representing more than 5% of its total assets are outstanding.

Request to Remove Policy and Reason for removal: The restriction above is more restrictive than the 40 Act and the Fund would still be subject to the following limitation with respect to borrowing:

Each Fund may borrow money for temporary, extraordinary or emergency purposes, only as permitted under the 1940 Act, and as interpreted or modified by regulatory authority having jurisdiction, from time to time. Interest on money borrowed is an expense the Fund would not otherwise incur, so that it may have reduced net investment income during periods of outstanding borrowings. As such, its share price may be subject to greater fluctuation until the borrowing is paid off.

Waddell & Reed Advisors Asset Strategy Fund

Existing Operating Policy: The Fund does not currently intend to lend assets other than securities to other parties, except by acquiring loans, loan participations or other forms of direct debt instruments.

Request to Remove Policy and Reason for removal: The 40 Act imposes greater burdens on lending Fund assets than depicted in the current operating policy and the Fund would still be subject to the following lending restriction:

For the purpose of realizing additional income, a Fund may make secured loans of portfolio securities amounting to the maximum amount of total assets allowed under the 1940 Act (currently, one-third of total assets which, for purposes of this limitation, includes the value of collateral received in return for securities lent). If a Fund lends securities, the borrower pays the Fund an amount equal to the dividends or interest on the securities that the Fund would have received if it had not lent the securities. The Fund also receives additional compensation. Under a Fund's securities lending procedures, the Fund may lend securities only to broker-dealers and financial institutions deemed creditworthy by WRIMCO. The creditworthiness of entities to which a Fund makes loans of portfolio securities is monitored by WRIMCO throughout the term of the loan.

Waddell & Reed Advisors Funds, Inc. Bond Fund

Existing Operating Policy: The Fund may not purchase debt securities if, at the time of purchase, the security is in default of interest or if there is less than $1M principal outstanding.

Request to Remove Policy and Reason for removal: The monitoring burden imposed on compliance to research all bonds to determine which are in default is onerous and provides no meaningful information in addition to the default information that the board already receives. In addition, the $1 million principal outstanding restriction is sufficiently addressed by the Fund's 15% restriction on illiquid securities and the Fund's 20% limitation on non-investment grade debt.

Waddell & Reed Advisors Bond Fund

Existing Operating Policy: The Fund may not purchase any securities other than debt securities if, as a result, more than 10% of the value of the Fund's total assets would consist of such other securities. This 10% limit does not include (1) any securities required to be sold as promptly as practicable after conversion of convertible debt securities or exercise of warrants, as set forth below, or (2) premiums paid or received by the Fund as to those put and call options that the Fund is permitted to use, the value of any put or call options or futures contracts held by it or the amount of initial or variation margin deposits as to those puts, calls or futures contracts that it is permitted to use. The Fund may convert convertible debt securities and exercise warrants provided that, if as a result of conversion or exercise and/or as a result of warrants becoming separately salable more than 10% of the Fund's total assets consists of non-debt securities, sufficient non-debt securities will be sold as promptly as practicable to reduce the percentage of such non-debt securities held by the Fund to 10% or less of its total assets, less the amounts set forth in (2) above.

Request to Remove Policy and Reason for removal: The Fund, because of its name, is required to invest, under normal market circumstances, at least 80% of its net assets in bonds. The additional 10% limitation on non-debt securities could reduce the Fund's ability to react to market conditions and to be competitive with peer funds.

Waddell & Reed Advisors Cash Management, Inc.

Existing Operating Policy: The Fund may not invest more than 10% of its total assets in obligations issued or guaranteed by the government of Canada, any province of Canada, or any agency, instrumentality or political subdivision thereof.

Request to Remove Policy and Reason for removal: The restriction is not required by Rule 2a-7 and it is believed this restriction is best left to the judgment of the portfolio manager, within the confines of Rule 2a-7, to weigh the potential risk of Canadian issuers.

Waddell & Reed Advisors Cash Management, Inc.

Existing Operating Policy: The Fund does not intend to invest more than 25% of its total assets in a combination of foreign obligations and instruments. (NOTE: Investments in obligations of domestic branches of foreign banks will not be considered to be a foreign security if WRIMCO determines that the nature and extent of federal and state regulation and supervision of the branch in question is substantially equivalent to federal or state chartered domestic banks doing business in the same jurisdiction).

Request to Remove Policy and Reason for removal: The restriction is not required by Rule 2a-7, all securities are to be U.S. dollar denominated, the subjective nature of and monitoring burden on compliance will be reduced and it is believed this restriction is best left to the judgment of the portfolio manager, within the confines of Rule 2a-7, to weigh the potential risk of foreign issuers.

Waddell & Reed Advisors Global Bond Fund, Inc.

Existing Operating Policy: The Fund may invest in debt securities of any maturity but the Fund seeks to focus on the intermediate-term sector (generally, bonds with maturities ranging between 1 and 10 years).

Proposed Policy: The Fund may invest in debt securities of any maturity.

Reason for change: The restriction limiting the Fund to a specified range of bond maturities provides no meaningful limitation to a global bond fund and could limit the flexibility of the Fund. In addition, the range could prevent the Fund from responding to changing market conditions and could cause the Fund to take additional risk with little or no corresponding meaningful return.

Waddell & Reed Advisors Global Bond Fund

Existing Operating Policy: At least 65% of the Fund's total assets normally will be invested in issuers located in at least three different countries.

Proposed Policy: At least 65% of the Fund's total assets normally will be invested in issuers located in at least three different countries

Reason for change: The Fund's requirement to invest at least 65% in at least three different countries should ensure sufficient diversification and the additional 30% limitation to a single country (other than the U.S.) could reduce the Fund's ability to react to market conditions and to be competitive with peer funds. The Fund's concentration in specific countries is best left to the judgment of the portfolio manager to take into consideration current market conditions and risk versus any potential additional return.

Waddell & Reed Advisors Global Bond Fund & Waddell & Reed Advisors High Income Fund

Existing Operating Policy: The Fund will not invest more than 20% of its net assets in common stock and the Fund does not intend to invest more than 10% of its assets in non-dividend income paying common stock.

Proposed Policy: Under normal circumstances, the Fund will not invest more than 20% of its net assets in common stock.

Reason for change: The Fund is subject to the name rule which requires it to be 80% invested in bonds in normal circumstances. The additional 10% restriction on non-dividend paying stocks in difficult for compliance to monitor effectively and is best left to the judgment of the portfolio manager to take into consideration based on current market conditions and risk versus the potential additional return.

Waddell & Reed Advisors International Growth Fund

Existing Operating Policy: During normal market conditions, at least 65% of the Fund's total assets will be invested in at least three different countries outside the United States.

Proposed Policy: During normal market conditions, at least 65% of the Fund's total assets will be invested in at least three different countries outside the United States.

Reason for change: The Fund's requirement to invest at least 65% in at least three different countries should ensure sufficient diversification and the additional 75% limitation to a single country increases the burden on compliance without adding any meaningful restriction on the Fund. The Fund's concentration in specific countries is best left to the judgment of the portfolio manager to take into consideration current market conditions and risk versus any potential additional return.

Waddell & Reed Advisors Municipal Bond Fund, Inc.

Existing Operating Policy: The Fund does not intend to invest more than 5% of total assets in U.S. government securities.

Request to Remove Policy and Reason for removal: The Fund is subject to the name rule which requires it to be 80% invested in municipal bonds in normal circumstances and the Fund has an additional 10% limitation on taxable obligations. The 5% limitation imposes no meaningful benefit for the corresponding monitoring burden imposed on compliance.

Waddell & Reed Advisors Municipal Bond Fund and
Waddell & Reed Advisors Municipal High Income Fund, Inc.

Existing Operating Policy: The Fund will be substantially invested in bond with maturities of 10-30 years).

Proposed Policy: The Fund may invest in debt securities of any maturity.

Reason for Change: The restriction limiting the Fund to a specified range of maturities provides no meaningful limitation to Fund and could limit the flexibility of the Fund. The range could prevent the Fund from responding to changing market conditions and could cause the Fund to take additional risk with little or no corresponding meaningful return.

Waddell & Reed Advisors New Concepts Fund

Existing Operating Policy: The Fund may purchase securities of foreign issuers, only if not more than 10% of its total assets (including the foreign currency exchange contracts described below) are invested in foreign securities and only if such securities are (1) listed or admitted to trading on a domestic or foreign exchange or quoted on an automated quotation system, (2) issued or guaranteed by a foreign government (or any of its subdivisions, agencies or instrumentalities) or (3) represented by American Depositary Receipts.

Proposed Policy: The Fund may not invest more than 25% of its net assets in foreign securities

Reason for change: The proposed change will align this Fund with similarly managed mid-cap funds in the other fund families while removing additional restrictions not shared by any other mutual funds in the complex.

Existing Operating Policies Applicable to More than One Fund

Pledging Assets in Connection with Permitted Borrowings

Existing Operating Policy: Each of Waddell & Reed Advisors Accumulative Fund, Waddell & Reed Advisors Bond Fund, Waddell & Reed Advisors Core Investment Fund, Waddell & Reed Advisors Global Bond Fund, Waddell & Reed Advisors High Income Fund, Waddell & Reed Advisors Municipal High Income Fund, and Waddell & Reed Advisors Science and Technology Fund may not pledge its assets in connection with any permitted borrowings; however, this policy does not prevent the Fund from pledging its assets in connection with its purchase and sale of futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

Request to Remove Policy and Reason for removal: The restriction on pledging assets is more restrictive than the 40 Act and the Funds would still be subject to the following limitation with respect to borrowing:

Each Fund may borrow money for temporary, extraordinary or emergency purposes, only as permitted under the 1940 Act, and as interpreted or modified by regulatory authority having jurisdiction, from time to time. Interest on money borrowed is an expense the Fund would not otherwise incur, so that it may have reduced net investment income during periods of outstanding borrowings. As such, its share price may be subject to greater fluctuation until the borrowing is paid off.

CFTC Language

Existing Operating Policy: To the extent that the Fund enters into futures contracts, options on futures contracts and options on foreign currencies traded on a CFTC-regulated exchange, in each case other than for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margins and premiums required to establish such positions (excluding the amount by which such options are "in-the-money") shall not exceed 5% of the liquidation value of the Fund's portfolio, after taking into account unrealized profits and losses on options the Fund has entered into.

Request to Remove Policy and Reason for removal: The restriction is not required under the 40 Act and imposes no meaningful limitation given the additional monitoring burden imposed on compliance.

Investment Restriction on Oil, Gas & Mineral Exploration

Existing Operating Policy: The Fund does not currently intend to invest in oil, gas or other mineral explorations or development programs or leases.

Request to Remove Policy and Reason for removal: The restriction is not required by the 40 Act, is not uniform for all Funds and imposes no meaningful limitation given the additional monitoring burden imposed on compliance.

Investments in Investment Companies

Existing Operating Policy: Each of Waddell & Reed Advisors Accumulative Fund, Waddell & Reed Advisors Bond Fund, Waddell & Reed Advisors Continental Income Fund, Waddell & Reed Advisors Core Investment Fund, Waddell & Reed Advisors Dividend Opportunities Fund, Waddell & Reed Advisors International Growth Fund, Waddell & Reed Advisors New Concepts Fund, Waddell & Reed Advisors Retirement Shares, Waddell & Reed Advisors Science and Technology Fund, Waddell & Reed Advisors Small Cap Fund, Waddell & Reed Advisors Tax-Managed Equity Fund, and Waddell & Reed Advisors Value Fund does not currently intend to invest more than 5% of its total assets in the securities of other investment companies.

Request to Remove Policy and Reason for removal: The 5% limit on investment companies is more restrictive than the 40 Act and the Funds would still be subject to the following limitations with respect to investment companies:

Section 12(d)(1)(A) of the 1940 Act, in pertinent part, prohibits a registered investment company from acquiring the securities of another investment company, if immediately after the acquisition: (1) the acquiring company owns more than 3% of the outstanding voting stock of the acquired company; (2) the value of the securities of the acquired company exceeds 5% of the acquiring company's total assets; or (3) the aggregate value of those securities and the securities of all other investment companies owned by the acquiring company exceeds 10% of the acquiring company's total assets.